EXHIBIT (j)

Consent of Ernst & Young LLP, as Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation of our reports dated April 10, 2012 and April 11, 2011 with respect to the financial statements of Whitebox Long Short Equity Partners, L.P. and the Whitebox Small Cap Long Short Equity Partners, L.P., respectively, as included in the Registration Statement (Form N-1A) of the Whitebox Mutual Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 2 under the Securities Act of 1933 (Registration No. 333-175116).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 30, 2012